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                                                                   EXHIBIT 10.12

[LIONS GATE LOGO]


Wayne Levin                                          Direct Dial (310)314-3084
General Counsel & Executive Vice President           Direct Fax:(310) 452-8934
Business & Legal Affairs                             email:wlevin@lgecorp.com


Dated as of April 1, 2003


John Dellaverson

      Re: Executive Producing and Consulting Agreement for John Dellaverson

Dear John:


        This letter shall set forth the terms of the agreement ("Agreement") between Lions Gate Entertainment Inc. ("Company") and John Dellaverson ("Dellaverson") with respect to Company retaining the services of Dellaverson as a Consultant and Producer. The parties hereby agree as follows:

        1. Consultant and Producer. The Company hereby engages Dellaverson to serve in the capacity of a producer of motion pictures and as a consultant on general Company matters on the terms and conditions set forth herein.

        2. Term. Dellaverson's engagement hereunder shall commence on April 1, 2003 and be effective through April 1, 2004. Dellaverson shall report to the CEO.

        3. Compensation. During the Term, the Company shall pay Dellaverson US$250,000, payable in equal installments in accordance with the Company's standard payroll practices. $125,000 of Dellaverson's $250,000 in compensation hereunder shall be applicable against any and all producing fees which Dellaverson may be paid in connection with any motion pictures (inclusive of "My Sister In Law") where he is acting in a producing capacity, provided further that such motion picture(s) commence(s) development during the Term and that Company has not passed on such motion picture(s) in writing.

        4. Benefits. During the Term, Dellaverson shall be entitled to health care benefits provided by the Company to employees at the level of an Executive President.

        5. Office/Personnel. During the Term, Company shall (a) provide Dellaverson with parking and an office for his exclusive use, which office shall be furnished and equipped in accordance with his reasonable requirements, and
(b) pay for the services of one assistant (including, without limitation, any applicable benefits) for Dellaverson's exclusive use. Dellaverson shall have the right to select such employee, subject to Company's approval not to be unreasonably withheld.


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        6. Business Expenses. The Company shall promptly reimburse Dellaverson for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of the Company.

        7. Devotion of Time/Services. Dellaverson shall devote his meaningful business time and services to the business and interests of the Company. Notwithstanding the foregoing, without limitation as to any other activities, Dellaverson shall remain of counsel to the law firm of Loeb & Loeb and may take a position related to the so called "tax shelter business" in connection with Canadian productions. In the event that Dellaverson does take such a position related to the "tax shelter business" in connection with Canadian productions during the Term, the following shall govern notwithstanding anything to the contrary elsewhere: (i) Dellaverson shall use good faith efforts to secure a role for Lions Gate in such business; and (ii) in the event that Lions Gate determines that Dellaveson's role in such "tax shelter business" creates a conflict with his services under this Agreement, Company shall have the right to terminate this Agreement in its entirety and shall have no further obligations to Dellaverson except to pay him that portion of his compensation that he earned as of the date of the termination.

        8. Termination.

        a) Company's Right To Terminate. The Company shall have the right to terminate this Agreement prior to the expiration of the Term only for the following reasons: (a) upon the death of Dellaverson; or (b) for "cause", defined as follows: (i) Dellaverson's conviction of a felony; except a felony relating to a traffic accident or traffic violation, (ii) gross negligence or willful misconduct with respect to the Company; provided, however, the Company shall not terminate Dellaverson's employment hereunder pursuant to this Paragraph unless it shall first give Dellaverson written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice; or (c) the Company may terminate Dellaverson without cause by paying the balance of his contract.

        b) Effect of Termination.


           i) Death. In the event of the termination of this Agreement for death, the Company shall have the obligation to pay Dellaverson's estate: (A) in a lump sum, any theretofore unreimbursed business expenses and accrued earnings of Dellaverson.

        9.Miscellaneous.

        a) Governing Law/Arbitration. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California. Any dispute or claim arising out of or relating to this Agreement shall be submitted to binding arbitration to be held in Los Angeles County, California.


        b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.


        c) Titles and Headings. Paragraph or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.


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        d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supercedes all prior agreements, negotiations and understandings of the parties in connection therewith except that, for the purposes of clarity, Dellaverson's employment agreement with Company, dated as of April 1, 2001 shall govern in respect to all stock options and warrants that were granted to Dellaverson under such employment agreement.

        e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company shall assign this Agreement to and provide for the assumption thereof by any successor to all or substantially all of its assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.

        f) Indemnification: Dellaverson shall be named as an insured on Company's Directors and Officers Liability Insurance Policy.

        Each Section, Subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.

        Please indicate your agreement to the foregoing by signing in the space provided below.

                                                 Very Truly Yours,

                                                 LIONS GATE ENTERTAINMENT CORP.




                                                 By /s/ John Dellverson
                                                   ____________________________




Agreed and Accepted:



/s/ Wayne Levin
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